Exhibit 10.22

Long-Term Incentive Plan

Schneider National, Inc.

(Effective January 1, 2005)

Schneider National, Inc.

Long-Term Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1    Establishment of the Plan. Schneider National, Inc. (the “Company”), hereby establishes an incentive compensation plan to be known as the “Schneider National, Inc. Long-Term Incentive Plan” (hereinafter, and as hereafter amended in accordance herewith, referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Cash Awards, Enhanced Award Opportunities, and Retention Credits.

The Plan shall become effective as of January 1, 2005 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2    Purpose of the Plan. The purpose of the Plan is to reward Participants for the overall success of the Company; to provide Participants with an incentive for excellence in individual performance; and to provide a competitive and valuable long-term incentive program for Participants.

1.3    Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to alter, amend, suspend, or terminate the Plan at any time pursuant to Article 11 hereof.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

(a)	“Award” means a grant under the Plan of Cash Awards, Enhanced Award Opportunities, or Retention Credits.

(b)	“Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to the Award granted to such Participant under the Plan.

(c)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(d)	“Cash Awards” means an Award granted to a Participant, as described in Article 5 herein.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” means the Compensation Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

(g)	“Director” means any individual who is a member of the Board of Directors of the Company.

(h)	“Disability” shall have the meaning ascribed to such term in the governing long-term disability plan pursuant to which the Participant may be entitled to benefits, if any, or if there shall be no such plan, as determined by the Committee in its absolute discretion.

(i)	“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

(j)	“Employee” means any employee of the Company.

(k)	“Enhanced Award Opportunity” means an Award granted to a Participant, as described in Article 6 herein.

(l)	“Participant” means an Employee who has an outstanding Award granted under the Plan.

(m)	“Performance Period” means the time period during which performance goals must be achieved with respect to an Award, as determined by the Committee. Unless otherwise designated by the Committee, each Performance Period shall be three (3) years in length.

(n)	“Person” means any legal person, including any individual, corporation, partnership, joint venture, estate, association, joint stock company, limited liability company, trust, unincorporated organization or government, or any agency or political subdivision or any other entity.

(o)	“Retention Credit” means an Award granted to a Participant, as described in Article 7 herein.

(p)	“Retirement” means the Participant has voluntarily left his employment with the Company after the Participant has reached fifty-nine and one-half (59-1/2) years of age and had been employed by the Company for at least ten (10) consecutive years immediately preceding retirement. However, the Committee, in its sole discretion, may waive either one or both of these requirements for a Participant on a case-by-case basis.

Article 3. Administration

3.1    The Committee. The Plan shall be administered by the Compensation Committee of the Board, or by any other committee appointed by the Board to administer the Plan. The members of the Committee shall be appointed from time to time by, and shall serve at the sole discretion of, the Board of Directors.

3.2    Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full and absolute discretionary power to select Employees who shall participate in the Plan; determine the Awards; determine the terms and conditions of Awards and Award Agreements in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan (including, without limitation, any Award Agreement); establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to the provisions of Article 11 herein, amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan and the related

Award Agreement. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3    Decisions Binding. All interpretations, determinations, and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive, and binding on all Persons, including the Company, stockholders of the Company, Employees, Participants, and their estates and beneficiaries.

3.4    Award Agreement. Each grant of Cash Awards, Enhanced Award Opportunities, and/or Retention Credits shall be evidenced by an Award Agreement that shall specify the date of the Award, the target dollar value of Cash Awards, the Performance Period of the Award, the performance measure of the Award, the dollar value of the Retention Credit (if any), the Enhanced Award Opportunity (if any), the vesting schedule, the payout schedule, and such other provisions as the Committee shall determine. Award Agreements may differ among Participants. The grant to a Participant of certain benefits under an Award Agreement shall not confer upon any other Participant or any future Participant a right to the same or similar benefits.

Article 4. Eligibility and Participation

4.1    Eligibility. Persons eligible to participate in this Plan include all officers, Employees, and consultants of the Company, as determined by the Committee. Nonemployee Directors shall not be eligible to participate in this Plan.

4.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted, the nature and amount of each Award, and the terms and conditions related thereto.

Article 5. Cash Awards

5.1    Grant of Cash Awards. Subject to the terms and provisions of the Plan, Cash Awards may be granted to one or more Participants in such amount and upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. The Committee shall establish at the time of grant the target dollar value of the Cash Award, the Performance Period, and the performance measure.

5.2    Value of Cash Awards. Each Cash Award shall have an initial value that is established by the Committee at the time of grant. Target awards will be established for each Participant, denominated in dollars. Target award levels will be approved annually by the Committee. The Committee also shall set performance goals in its absolute discretion which, depending on the extent to which they are met, will determine the value of the Cash Award that will be paid out to the Participant.

5.3    Earning of Cash Awards. Subject to the terms and provisions of the Plan and the Award Agreement, after the applicable Performance Period has ended, the holder of a Cash Award shall be entitled to receive payout on the value of the Cash Award earned by the Participant over the Performance Period, to be determined as a function of the extent by which the corresponding performance goals have been achieved.

5.4    Form and Timing of Payment of Cash Awards. Payment of the earned Cash Award value shall be made solely in cash in a single lump sum within ninety (90) calendar days following the close of the applicable Performance Period. A Participant may choose to defer all or a portion of this payment as set forth in Article 10 herein and the Award Agreement.

5.5    Termination of Employment Due to Death, Disability, or Retirement. In the event the employment of a Participant is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant may receive a pro rata payout of the Cash Award. The pro rata payout, if any, shall be determined by the Committee, in its absolute discretion. In making its determination, the Committee may consider the length of time that the Participant was employed by the Company during the Performance Period and the anticipated level of performance for the respective Performance Period and increase or decrease the pro rata payout accordingly.

5.6    Termination of Employment for Other Reasons. In the event that a Participant’s employment terminates during a Performance Period for any reason other than those reasons set forth in Section 5.5 herein, all Cash Awards under this Agreement shall be forfeited by the Participant to the Company unless determined otherwise by the Committee in its sole discretion as set forth in the Participant’s Award Agreement.

5.7    Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, no Cash Award granted under this Article 5 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and any attempted sale, transfer, pledge, assignment, participation, or other alienation or hypothecation in violation of the foregoing shall be null and void. Further, except as otherwise determined by the Committee and provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 6. Enhanced Award Opportunity

6.1    Grant of Enhanced Award Opportunity. Subject to the terms and provisions of the Plan and the Award Agreement, an Enhanced Award Opportunity may be granted to one or more Participants in such amount and upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. The Enhanced Award Opportunity shall be stated as a percentage of the value of the Cash Award earned by a Participant in a particular Performance Period. The Committee may grant a Cash Award to a Participant without granting an Enhanced Award Opportunity.

6.2    Earning of Enhanced Award Opportunities. Subject to the terms and provisions of the Plan and the Award Agreement, an Enhanced Award Opportunity for a particular Performance Period shall be earned by a Participant if the level of performance, as established by the Committee and set forth in the Award Agreement, is achieved at or above the target level set by the Committee. If the level of performance, as established by the Committee for a particular Performance Period, was not at target level or greater, no Enhanced Award Opportunity shall be earned.

6.3    Vesting of Enhanced Award Opportunity. An Enhanced Award Opportunity earned by a Participant for a particular Performance Period shall be subject to vesting requirements established by the Committee and set forth in the Award Agreement.

6.4    Form and Timing of Payment of Enhanced Award Opportunities. An Enhanced Award Opportunity earned by a Participant shall be subject to mandatory deferral by the Participant, as set forth in Article 10 herein and the Award Agreement. Payment, subject to the termination provisions herein, shall be based upon the payout schedule established by the Committee in the Award Agreement.

6.5    Termination of Employment Due to Death, Disability, or Retirement. In the event the employment of the Participant with the Company is terminated by reason of death, Disability, or Retirement prior to the end of the Performance Period, no portion of the Enhanced Award Opportunity will be deemed earned.

In the event the employment of the Participant with the Company is terminated by reason of Disability or Retirement after the Performance Period, the unvested portion of the Enhanced Award Opportunity earned by the Participant shall immediately vest and be paid out to the Participant in accordance with the payment schedule set forth in the Award Agreement.

In the event the employment of the Participant with the Company is terminated by reason of death after the Performance Period, the unvested portion of the Enhanced Award Opportunity earned by the Participant shall immediately vest and be paid out to the Participant’s beneficiaries within ninety (90) days of the Participant’s date of death.

6.6    Termination of Employment for Other Reasons. In the event the employment of the Participant with the Company is terminated prior to the end of the Performance Period for any reason other than those stated in Section 6.5 above, no portion of the Enhanced Award Opportunity will be deemed earned.

In the event the employment of the Participant with the Company is terminated after the Performance Period for any reason other than those stated in Section 6.5 above, the vested portion of the Enhanced Award Opportunity earned by the Participant pursuant to this Agreement shall be paid out to the Participant in accordance with the payment schedule set forth in the Award Agreement, while any unvested portion shall be forfeited by the Participant to the Company.

6.7    Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, no Enhanced Award Opportunity granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and any attempted sale, transfer, pledge, assignment, participation, or other alienation or hypothecation in violation of the foregoing shall be null and void. Further, except as otherwise determined by the Committee and provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 7. Retention Credits

7.1    Grant of Retention Credits. Subject to the terms and provisions of the Plan and the Award Agreement, Retention Credits may be granted to one or more Participants in such amount and upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee.

7.2    Value of Retention Credits. Each Retention Credit shall have an initial value denominated in dollars that is established by the Committee at the time of grant.

7.3    Vesting of Retention Credits. A Retention Credit granted to a Participant shall be subject to vesting requirements established by the Committee and set forth in the Award Agreement.

7.4    Form and Timing of Payment of Retention Credits. Retention Credits shall be subject to mandatory deferral by the Participant as set forth in Article 10 herein and the Award Agreement. Payment shall be based upon the payout schedule established by the Committee in the Award Agreement.

7.5    Termination of Employment Due to Death, Disability, or Retirement. In the event the employment of the Participant with the Company is terminated by reason of Disability or Retirement, the unvested portion of the Retention Credit granted to the Participant pursuant to this Agreement shall immediately vest and be paid out to the Participant in accordance with the payment schedule set forth in the Award Agreement.

In the event the employment of the Participant with the Company is terminated by reason of death, the unvested portion of the Retention Credit granted to the Participant shall immediately vest and be paid out to the Participant’s beneficiaries within ninety (90) days of the Participant’s date of death.

7.6    Termination of Employment for Other Reasons. In the event the employment of the Participant with the Company is terminated for any reason other than those stated in Section 7.5 above, the vested portion of the Retention Credit granted to the Participant shall be paid out to the Participant in accordance with the payment schedule set forth in the Award Agreement, while any unvested portion shall be forfeited by the Participant to the Company.

7.7    Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, no Retention Credit granted under this Article 7 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and any attempted sale, transfer, pledge, assignment, participation, or other alienation or hypothecation in violation of the foregoing shall be null and void. Further, except as otherwise determined by the Committee and provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 8. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the designee of the Company during the Participant’s lifetime. Beneficiaries may be changed without notice to prior beneficiaries. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 9. Employment and Participation

9.1    Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company, nor be deemed a waiver or modification of any agreement between the Employee and the Company.

9.2    Participation. No employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 10. Deferrals

10.1    Voluntary Deferral. A Participant may choose to defer all or a portion of the payout of earned Cash Awards set forth in Section 5.4 herein. If the Participant elects to defer the payout of earned Cash Awards, such election shall be made pursuant to the terms and conditions of the Schneider National, Inc. Supplemental Savings Plan, as amended from time to time, or any successor plan.

10.2    Mandatory Deferrals. Any Enhanced Award Opportunity and/or Retention Credit earned by a Participant shall be subject to the mandatory deferral requirements, if any, as set forth by the Committee in the Award Agreement.

Article 11. Amendment, Modification, and Termination

11.1    Amendment, Modification, and Termination. The Board may, at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, no amendment which requires stockholder approval shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon.

11.2    Amendment or Modification. No amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award.

Article 12. Tax Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, as required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Article 13. Indemnification

Each Person who is or shall have been a member of the Committee, or of the Board, shall be indemnified by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan. Such Person shall be indemnified by the Company for all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her; provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 14. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially of all of the business and/or assets of the Company.

Article 15. Nature of the Plan

The Plan constitutes a mere promise by the Company to make benefit payments in the future. A Participant has the status of a general unsecured creditor of the Company. Nothing contained herein shall be deemed to create a trust or fund of any kind or create any fiduciary relationship. The Plan is intended to be an unfunded arrangement for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Article 16. Legal Construction

16.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.3    Requirements of Law. The granting of Awards under the Plan and any Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.4    Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Wisconsin, without giving effect to the principals of conflicts of law.

IN WITNESS WHEREOF, Schneider National, Inc. has caused this instrument to be executed by its duly authorized officer this      day of              2004, to be effective as of January 1, 2005.

Schneider National, Inc.

By:

Its:

(Corporate Seal)

Attest:

By:

Its: